EXHIBIT 2.2






                                January 12, 2000

World Fuel Services Corporation
700 S. Royal Poinciana Boulevard
Miami Springs, FL  33126

         RE: STOCK PURCHASE AGREEMENT (THE "AGREEMENT"), OF EVEN DATE HEREWITH, BETWEEN WORLD FUEL SERVICES CORPORATION ("WFS") AND EARTHCARE COMPANY ("EARTHCARE")

Gentlemen:

         This letter is submitted pursuant to the above-referenced Agreement. All capitalized terms used, and not otherwise defined herein, shall have the meanings assigned to them in the Agreement.

         Pursuant to the Agreement, EarthCare will issue to WFS shares of EarthCare Common Stock, par value $.0001 per share (the "Shares") having an aggregate value of $5,000,000. A portion of such shares, having a total value of $2,500,000 (the "First Shares") may be sold by WFS at any time after the first anniversary of the Closing, and the balance (the "Second Shares") may be sold by WFS at any time after eighteen (18) months following the Closing (the First Shares and the Second Shares are sometimes referred to as "Shares").

         In order to induce you to accept such Shares in part payment for the Stock of the Corporations, I hereby agree as follows:

         1. You will receive no less than $2,500,000 in net proceeds ("Net Proceeds") from the sale of the First Shares, and no less than $2,500,000 in Net Proceeds from the sale of the Second Shares, in each case net of brokerage commissions at the customary rate and taxes, if any on any appreciation in value of the Shares (the "Price Protection"). You will cooperate with me, to the extent consistent with law, to minimize any tax on such gain.

         2. In order to collect the Price Protection for the First Shares or the Second Shares, you shall:

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World Fuel Services Corporation
January 12, 2000
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                           (a) Complete all sales of the First Shares or Second
Shares, as applicable, within ninety (90) days (the "Sales Period") after such Shares first become eligible for sale under the Lock-up Agreement (e.g. fifteen
(15) months after Closing, in the case of the First Shares and twenty-one (21) months after Closing, in the case of the Second Shares).

                           (b) Within thirty (30) days after the end of each
Sales Period, provide me a written report of the Net Proceeds received by WFS from the sales in question. At my request, you will also provide me copies of the relevant statements from your broker showing such sales and commissions.

         3. Within ten (10) days after receipt of the documentation set forth in
Section 2(b) above, I will pay you, (a) with respect to the First Shares, a cash amount equal to the difference between: (i) $2,500,000, and (ii) the Net Proceeds received from the sale of the First Shares; and (b) with respect to the Second Shares, a cash amount equal to the difference between (i) $2,500,000, and
(ii) the Net Proceeds received from the sale of the Second Shares. By way of example, if net sales proceeds are $2,000,000 for the First Shares and $500,000 for the Second Shares, you will be entitled to a total of $2,500,000 in Price Protection ($2,000,000 for the Second Shares plus $500,000 for the First Shares). All payments required hereunder shall be made by wire transfer of immediately available funds.

         4. Nothing contained herein shall require you to sell any of the Shares, or request Price Protection therefor. You may also request Price Protection for the First Shares only, and not for the Second Shares (or vice-versa). However, if you sell the First Shares during the applicable Sales Period, and receive Net Proceeds of $2,500,000 from the sale of the First Shares, you will stop selling Shares at such time and you will return any unsold First Shares to EarthCare. Similarly, if you sell the Second Shares during the applicable Sales Period, and receive Net Proceeds of $2,500,000 from the sale of Second Shares, you will stop selling Shares at such time and you will return any unsold Second Shares to EarthCare.

         5. In the event of any litigation to enforce or interpret the terms hereof, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs from the other party. All past due amounts payable hereunder shall bear interest at the rate of eighteen percent (18%) per year.

         6. I am a stockholder of EarthCare and will derive substantial benefit from the transactions contemplated by the Agreement.

         7. Notwithstanding anything to the contrary set forth herein, upon the occurrence of any of the following events (each a "Company Failure"), you shall have the right to sell to me, and cause me to purchase, any of the Shares which you own at the time of the Company Failure, at a cash per

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World Fuel Services Corporation
January 12, 2000
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share price equal to the price calculated pursuant to Section 1.2(c) of the
Agreement. As used herein, Company Failure means any of the following:

                           (a) the institution of a bankruptcy, insolvency,
reorganization, assignment for benefit of creditors, or similar proceeding by or against EarthCare;

                           (b) if for any period of twenty (20) consecutive
trading days, the EarthCare Common Stock is not qualified for trading on the NASDAQ National Market System; or

                           (c) if for any period of ten (10) consecutive
trading days, WFS is unable to sell the Shares due to a lack of trading in the EarthCare Common Stock on the NASDAQ National Market System or otherwise.

                  7.1 Your rights under this Section 7 shall be exercised by written notice to me. Any purchase hereunder will be completed within ten (10) days after my receipt of such notice, at which time (i) I will pay for the Shares sold by wire transfer of immediately available funds, and (ii) WFS will transfer the Shares in question to me free and clear of all liens. Upon my payment for such Shares, my obligations to pay Price Protection shall terminate.

         8. THE PARTIES HERETO (A) HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA AND OF ANY FLORIDA STATE COURT SITTING IN MIAMI, FLORIDA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; (B) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDINGS BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (C) IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         9. This letter may be signed in one or more counterparts, each of which will be considered an original and all of which will constitute the same document. This letter will be governed by the laws of the State of Florida, U.S.A.

         If the foregoing correctly sets forth our agreement, please sign this letter on the line provided below, whereupon it shall constitute a binding agreement among us. This letter shall be accepted,

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World Fuel Services Corporation
January 12, 2000
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effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of this letter.

                                   Sincerely,

                                   /S/ DONALD F. MOOREHEAD, JR.
                                   --------------------------------------
                                   Donald F. Moorehead, Jr., Individually

ACCEPTED AND AGREED:

WORLD FUEL SERVICES CORPORATION


By:  /S/ JERROLD BLAIR
     ------------------------
     Jerrold Blair, President